EXHIBIT 4.1

INCENTIVE STOCK OPTION AGREEMENT

INCENTIVE STOCK OPTION AGREEMENT dated ____________, 2015, between REPRO MED SYSTEMS, INC., a New York corporation (the “Company”), and ____________________________________________________________________ (the “Employee”), residing at ______________________________________________________.

WHEREAS, the Company is of the opinion that its interests will be advanced by encouraging and enabling key employees of the Company to acquire Common Stock, par value $.01 per share, of the Company (“Common Stock”) through stock options in the manner contemplated by the Internal Revenue Code, and believes that the granting of such options will stimulate the efforts of the key employees, strengthen their desire to remain with the Company, provide them with a more direct interest in its welfare, and assure a closer identification between them and the Company; and to that end the Company duly adopted the 2015 Stock Option Plan of REPRO MED SYSTEMS, INC. (“Plan”), and the Stock Option Committee (“Committee”) appointed to administer the Plan has determined that it is in furtherance of the objectives of the Plan to grant an option to the Employee to purchase the number of shares of Common Stock of the Company hereinafter set forth; and

WHEREAS, it is the intention of the Committee that said option qualify as an incentive stock option entitled to special tax treatment for qualified stock options under Section 421(a) of the Internal Revenue Code;

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth, and other good and valuable consideration, the parties hereto agree as follows:

1.           Subject to shareholder approval of the Plan as hereinafter provided, the Company hereby grants to the Employee, as a matter of incentive and to encourage stock ownership in the Company, and not in lieu of, or to provide an increase in, any salary or other compensation for his services, the right and option to purchase, on the terms and conditions hereinafter set forth, ___________ shares of Common Stock, at the purchase price of $__________ per share, exercisable as hereinafter  stated during the [three] year period commencing [two] years from the date of this option agreement and terminating on the date hereinafter stated (the “Option Period”); provided, however, that such number of shares and/or option price is subject to adjustment as provided in Section 6 of this Agreement.  No fewer than 100 shares may be purchased at any one time unless the number purchased is the total number at the time purchasable under the option, and provided further that this option may not be exercised in whole or in any part while there is “outstanding” any other “qualified  stock option” or “restricted stock option” (as those terms are defined in the Internal Revenue Code) which was granted, before the date of this option agreement, to the Employee to purchase stock in the Company at a price (determined as of the date of grant of this option) higher than the option price of this option.  This option shall terminate on the fifth anniversary of the date hereof or on such earlier date as may be provided herein or fixed pursuant hereto, and shall not be exercisable thereafter either by the Employee or his legal representatives.

2.           (a)          This option, and any part thereof, may be exercised only by the giving of written notice of exercise to the [CEO or CFO?] of the Company, specifying the number of whole shares to be purchased and accompanied by payment in cash of the aggregate purchase price of the number of shares purchased; such exercise shall be effective upon the receipt of such written notice and payment by the Company.  The option shall be so exercised during the Employee’s lifetime only by the Employee and after his death only by his legal representatives, and not otherwise.

(b)          With the consent of the Committee, as an alternative to cash, payment upon exercise may be made by delivery of shares of Common Stock of the Company acquired at least six months prior to the option exercise date and having a Fair Market Value (as defined in the Plan and determined as of the exercise date) equal to all or part of the option exercise price and a certified or official bank check (or the equivalent thereof acceptable to the Company) for any remaining portion of the full option exercise price

3.           Neither the Employee nor his legal representatives shall be or have any rights or privileges of a shareholder of the Company in respect of any of the shares issuable upon exercise of this option unless and until a certificate or certificates for such shares shall have been issued upon the exercise of the option.

4.           Except in the event of the death of the Employee, this option may only be exercised while the Employee is in the employ of the Company, or within the three-month period following termination of employment.    Employee shall be deemed to be in the employ of the Company during any period of military, sick leave or other leave of absence meeting the requirements of Section 1.421-7(h)(2) of the Federal Income Tax Regulations, or similar or successor section.  In such case, the earlier date on which any portion of the option is exercisable may be deferred by the Committee for a period of time not exceeding the number of days of such military, sick leave or other leave of absence.  Except in the event of the death of the Employee, as soon as the Employee shall for any reason cease to be employed by the Company, this option will terminate to the extent that it has not be previously exercised.  No change of employment will affect this option so long as the Employee continues to be an employee of the Company.  In the event that the employment of the Employee is terminated by the death of the Employee after the commencement of the Option Period, his legal representatives shall have the privilege, for a period of one year after his death, but only during the Option Period, to purchase the aggregate number of shares that remain subject to exercise under this option agreement.

5.           Except as herein otherwise provided, the option, rights, and privileges conferred by this option agreement shall not be transferred, assigned, pledged, or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment, or similar process.  Upon any attempt so to transfer, assign, pledge, hypothecate, or otherwise dispose of the option, or of any right or privilege conferred hereby, contrary to the provisions hereof, or upon the levy of an attachment or similar process upon the rights and privileges conferred hereby shall immediately become null and void.

6.           In the event of any change in the outstanding Common Stock by reason of a stock dividend, recapitalization, merger, consolidation, split-up, combination, exchange of shares, or the like, the number and class of shares subject to this option and the purchase price thereof shall be appropriately adjusted by the Committee, whose determination shall be conclusive, and if, in connection with any merger, consolidation, or sale or transfer by the Company of substantially all of its assets, this option is not assumed by the surviving corporation or the purchaser, the date of termination of the option granted hereby and the date on which any portion of this option, not then exercisable, may be exercise shall be advanced to a date to be fixed by the Committee, which date may be not more than fifteen days prior to such merger, consolidation, or sale or transfer.

7.           The Company shall not be required to issue or deliver any certificate or certificates for shares of its Common Stock purchased upon the exercise of any part of the option granted hereby prior to (a) the admission of such shares to listing on any stock exchange on which the Common Stock may then be listed, (b) the completion of any registration or any other qualification of such shares under any State or Federal law or rules or regulations of any governmental regulatory body that the Committee shall, in its sole discretion, determine to be necessary or advisable, and (c) the obtaining of any approval or other clearance from any governmental regulatory body that the Committee shall, in its sole discretion, determine to be necessary or advisable.   The Company shall make reasonable efforts to take all such steps as may be required by law and applicable regulations, including rules and regulations of the Securities and Exchange Commission, and any stock exchange on which the shares may then be listed, in connection with the issuance or sale of any shares purchased upon the exercise of such option or the listing of such shares on said exchange.

8.           At the time of exercise, the Employee or his legal representatives may be required, upon the exercise of any portion of the option, to represent that any and all shares of Common Stock purchased upon the exercise of the option granted hereby shall be acquired for investment and not with a view to, or for sale in connection with, any distribution thereof, and, if so required, each notice of the exercise of any portion of the option shall be accompanied by a representation in writing signed by him or his legal representatives, as the case may be, that such shares are being acquired in good faith for investment and not with a view to, or for sale in connection with, any distribution thereof (except in the case of the Employee’s legal representatives, legatees, or other testamentary beneficiaries).

9.           Any notice to be given to the Company shall be addressed to the [CEO or CFO?] of the Company at its executive offices, and any notice addressed to the Employee shall be addressed to the Employee at his address set forth above, or such other address as either party may hereafter designate in writing to the above.  Any such notice shall be given by first class, postage prepaid mail.

10.          Noting herein contained shall confer on the Employee any right to continue in the employ of the Company or any of its subsidiaries or shall interfere in any way with the right of the Company and/or its subsidiaries to terminate the Employee’s employment or change his responsibilities, duties, or compensation at any time.

11.          This option is granted in pursuant of the Plan and is subject to the terms and provisions thereof.

12.          If the Plan shall not be duly approved by the Company’s shareholders prior to the first anniversary of adoption of the Plan by the Company, as provided in Section 3.13.1 of the Plan, this option shall be null and void as if never executed, and the Employee shall have no rights hereunder.

13.          This Agreement shall be binding upon and inure to the benefit of the parties hereto and any successors to the business of the Company, but neither this Agreement nor any rights hereunder shall be assignable by the Employee.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

REPRO MED SYSTEMS, INC.

By:  __________________________________

ACCEPTED BY:

______________________________________

Employee